Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NuCO2 PARENT INC.

(a Delaware corporation)

NuCO2 Parent Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:                    The Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended by amending and restating ARTICLE I thereof so that, as amended and restated, said Article shall read as follows:

                                                   The name of this Corporation is:

NuCO2 Inc.

SECOND:              The foregoing amendment has been duly approved by the Board of Directors of the Corporation.

THIRD:                  The holders of a majority of the outstanding shares of common stock of the Corporation, representing the votes necessary to authorize such action and acting by written consent, approved the adoption of the foregoing amendment.

FOURTH:              The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 6th day of April, 2010.

NuCO2 PARENT INC.

By:	/s/ Eric M. Wechsler
Name:	Eric M. Wechsler
Title:	General Counsel and Secretary